For Immediate Release

Company Contact:	David Weinberg Chief Operating Officer, Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum Addo Communications, Inc. (310) 829-5400

SKECHERS ANNOUNCES FOURTH QUARTER AND
FISCAL YEAR 2013 FINANCIAL RESULTS
• Fourth Quarter 2013 Net Sales Increased 13.9 Percent to $450.7 Million
• Fourth Quarter 2013 Net Earnings of $14.2 Million
• Fourth Quarter 2013 Diluted Earnings Per Share of $0.28
• Fiscal Year 2013 Net Sales Increased 18.3 Percent to $1.846 Billion

MANHATTAN BEACH, CA. – February 12, 2014 – SKECHERS USA, Inc. (NYSE:SKX) today announced financial results for the fourth quarter and fiscal year ended December 31, 2013.

Net sales for the fourth quarter of 2013 were $450.7 million compared to $395.6 million in the fourth quarter of 2012. Gross profit for the fourth quarter of 2013 was $200.6 million or 44.5 percent of net sales compared to $168.5 million or 42.6 percent of net sales in the fourth quarter of 2012. Earnings from operations in the fourth quarter of 2013 were $17.1 million compared to earnings from operations of $8.0 million in the fourth quarter of 2012. The Company’s effective tax rate for the year-ended December 31, 2013, was 26.0 percent, which was down from the forecasted rate of 31.9 percent at the close of the third quarter 2013. This was due to increased international and slightly decreased domestic profitability. The Company expects improved international sales and profitability to continue to have a positive impact on its 2014 effective tax rate, which is expected to be between 25 percent and 30 percent.

“The momentum we experienced in the first nine months of 2013 continued in the fourth quarter, which resulted in the second highest fourth quarter sales in the Company’s history and a 13.9 percent net sales increase for the period on top of last year’s fourth quarter net sales gain of 39.7 percent,” began David Weinberg, SKECHERS chief operating officer and chief financial officer. “The growth is related to the strong product successes we are experiencing across our men’s, women’s, and kids’ categories, which resulted in double-digit increases in our Company-owned retail and domestic wholesale businesses, and single-digit increases in our international and e-commerce businesses. Further indication of the strength of our product is the 12.8 percent comp store sales increases in our worldwide Company-owned retail stores during the fourth quarter.”

Net earnings for the fourth quarter of 2013 were $14.2 million compared to net earnings of $4.0 million in the fourth quarter of 2012. Net earnings per diluted share in the fourth quarter of 2013 were $0.28 based on 50.7 million weighted average shares outstanding compared to $0.08 based on 50.3 million weighted average shares outstanding in the fourth quarter of 2012.

Fiscal year 2013 net sales were $1.846 billion compared to net sales of $1.560 billion in 2012. Gross profit for 2013 was $818.8 million or 44.4 percent of net sales compared to $683.3 million or 43.8 percent of net sales in 2012. Earnings from operations for 2013 were $93.6 million compared to $22.3 million in 2012.

Net earnings for 2013 were $54.8 million compared to $9.5 million in 2012. Net earnings per diluted share for fiscal year 2013 were $1.08 based on 50.6 million weighted average shares outstanding versus a $0.19 based on 49.9 million weighted average shares outstanding in the prior year.

Robert Greenberg, SKECHERS chief executive officer, commented: “Skechers has always been a product focused company, but in 2013, we challenged ourselves to deliver key styles from every one of our divisions. This more diversified product approach resulted in strong sales across our distribution channels. With our broad assortment of products, we weathered the unseasonably cold winter in the Midwest and Northeast thanks to one of our strongest boot collections, and the unseasonably warm weather in the West thanks to one of our strongest Sport collections. We were also honored as Brand of the Year for Skechers GO from Footwear News, and received the 2013 Excellence in Design Awards for Running and Kids footwear from Footwear Plus—two significant recognitions from leading trade magazines. The momentum we have been experiencing in the United States reached multiple markets around the world, resulting in sales improvements in Europe, Asia, the Middle East, Australia and South America. We supported our many divisions with a multi-level marketing campaign centered around television advertising. In the fourth quarter, these included campaigns with Brooke Burke-Charvet for both Relaxed Fit from Skechers and Bobs from Skechers campaigns, and two spots featuring sports icons Joe Montana and Mark Cuban for our men’s Relaxed Fit by Skechers footwear. This quarter, we launched a new commercial for Skechers GOrun Ride 3 featuring elite runner and Olympic medalist Meb, who won the Houston Half Marathon last month. Our focus is to continue to deliver innovative, in-demand footwear that consumers around the globe will seek out, and support our product with impactful marketing. We are confident we can achieve this efficiently and continue to profitably grow our business through 2014.”

David Weinberg continued: “We believe 2013, with our second highest annual net sales ever, was the beginning of a growth trend for SKECHERS that we see continuing through 2014. Key performance indicators of this momentum are the approximately 30 percent increase in our combined worldwide backlogs at year-end, and our healthy January 2014 sales, including mid-single-digit comp store sales increases in our worldwide retail stores—in spite of the weather impacting a large portion of the United States. We are committed to maintaining this positive trend through product development, growth in our emerging and established international markets, deeper penetration in key domestic accounts, and the planned opening of 60 to 70 new Company-owned stores this year. With $372.0 million in cash as of year-end, in-line inventory and strong double-digit backlogs, we believe the momentum we experienced since the end of 2012 will continue through 2014, and we are comfortable with the consensus numbers currently reported for the first quarter and full year.”

About SKECHERS USA, Inc.
SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of lifestyle footwear for men, women and children, as well as performance footwear for men and women. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, and in over 100 countries and territories through the Company’s international network of subsidiaries in Canada, Brazil, Chile, Japan, and across Europe, as well as through joint ventures in Asia and distributors around the world. For more information, please visit www.skechers.com, and follow us on Facebook (www.facebook.com/SKECHERS) and Twitter (twitter.com/SKECHERSUSA).

This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the Company’s future growth, financial results and operations, its development of new products, future demand for its products and growth opportunities, and its planned opening of new stores, advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include the resignation of the Company’s former independent registered public accounting firm, and its withdrawal of its audit reports with respect to certain of the Company’s historical financial statements; international, national and local general economic, political and market conditions including the ongoing global economic slowdown and market instability; entry into the highly competitive performance footwear market; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers, decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s annual report, as amended, on Forms 10-K and Form 10-K/A for the year ended December 31, 2012 and its quarterly report on Form 10-Q for the three months and nine months ended September 30, 2013. The risks included here are not exhaustive. The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

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SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,	December 31,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$372,011	$325,826
Trade accounts receivable, net	225,941	213,697
Other receivables	10,599	7,491

Total receivables	236,540	221,188
Inventories	358,168	339,012
Prepaid expenses and other current assets	26,094	27,755
Deferred tax assets	22,115	26,531

Total current assets	1,014,928	940,312
Property, plant and equipment, at cost, less accumulated depreciation and amortization	361,755	362,446
Goodwill and other intangible assets, less applicable amortization	2,377	3,242
Deferred tax assets	9,950	16,387
Other assets, at cost	19,560	17,833

Total non-current assets	393,642	399,908

TOTAL ASSETS	$1,408,570	$1,340,220

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$12,028	$11,668
Short-term borrowings	87	2,425
Accounts payable	258,183	241,525
Accrued expenses	40,124	36,923

Total current liabilities	310,422	292,541
Long-term borrowings, excluding current installments	116,488	128,517
Other long-term liabilities	1,740	73

Total non-current liabilities	118,228	128,590
Total liabilities	428,650	421,131
Stockholders’ equity:
Skechers U.S.A., Inc. equity	930,322	875,969
Noncontrolling interests	49,598	43,120

Total equity	979,920	919,089

TOTAL LIABILITIES AND EQUITY	$1,408,570	$1,340,220

SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net sales	$450,737	$395,617	$1,846,361	$1,560,321
Cost of sales	250,092	227,153	1,027,569	876,995

Gross profit	200,645	168,464	818,792	683,326
Royalty income	2,890	2,601	7,734	7,104

	203,535	171,065	826,526	690,430

Operating expenses:
Selling	33,496	31,086	153,491	134,920
General and administrative	151,699	132,142	577,214	532,373
Legal settlements (recoveries)	1,278	(123)	2,212	818

	186,473	163,105	732,917	668,111

Income from operations	17,062	7,960	93,609	22,319
Other income (expense):
Interest, net	(2,696)	(3,450)	(11,049)	(12,765)
Gain (loss) on disposal of assets	602	(14)	447	(216)
Other, net	1,509	2,138	(792)	1,135

	(585)	(1,326)	(11,394)	(11,846)

Earnings before income taxes	16,477	6,634	82,215	10,473
Income tax expense (benefit)	376	2,968	21,347	(39)

Net earnings	16,101	3,666	60,868	10,512
Less: Net earnings (loss) attributable to noncontrolling interest	1,936	(290)	6,080	1,000

Net earnings attributable to Skechers U.S.A., Inc.	$14,165	$3,956	$54,788	$9,512

Net earnings per share attributable to Skechers U.S.A., Inc.:
Basic	$0.28	$0.08	$1.09	$0.19

Diluted	$0.28	$0.08	$1.08	$0.19

Weighted average shares used in calculating earnings per share attributable to Skechers U.S.A., Inc.:
Basic	50,463	49,980	50,363	49,495

Diluted	50,653	50,271	50,563	49,942